UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2026

Target Corporation
(Exact name of registrant as specified in its charter)

Minnesota	1-6049	41-0215170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Nicollet Mall,	Minneapolis,	Minnesota	55403
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (612) 304-6073

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0833 per share	TGT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01             Entry into a Material Definitive Agreement.

On August 14, 2026, Target Corporation (“Target”) entered into a Five-Year Credit Agreement with certain lenders, Bank of America, N.A., as administrative agent, Citibank, N.A., and Wells Fargo Bank, National Association, as co-syndication agents, and JPMorgan Chase Bank, N.A., and U.S. Bank National Association, as co-documentation agents, for a $4.0 billion unsecured revolving credit facility (the “Credit Agreement”). Target may increase the credit facility commitments up to an additional $1.0 billion, subject to the satisfaction of certain conditions. The Credit Agreement will expire on August 14, 2031, which may be extended pursuant to two extension options of one year each under the terms of the Credit Agreement. Borrowings under the Credit Agreement will bear interest at the rates specified in the Credit Agreement, which vary based on the type of loan and Target’s debt ratings.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including a financial covenant regarding the leverage ratio of Target and its subsidiaries. The Credit Agreement also contains customary events of default for credit facilities of this type. Upon an event of default that is not cured or waived within any applicable cure periods, in addition to other remedies that may be available to the lenders, the obligations under the Credit Agreement may be accelerated.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed herewith as an exhibit.

Item 1.02             Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement described above, on August 14, 2026, Target terminated its prior $3.0 billion Five-Year Credit Agreement, dated as of October 18, 2021, with certain lenders, Bank of America, N.A. as administrative agent, and the co-documentation agents and syndication agent listed therein, as previously amended on October 25, 2022 and September 20, 2023 (as amended, the “Prior Five-Year Credit Agreement”). The Prior Five-Year Credit Agreement was scheduled to expire on October 18, 2028. The other material terms and conditions of the Prior Five-Year Credit Agreement were substantially similar to the material terms and conditions of the Credit Agreement described above under Item 1.01.

Also in connection with entering into the Credit Agreement described above, on August 14, 2026, Target terminated its $1.0 billion 364-Day Credit Agreement, dated as of October 9, 2025, with certain lenders, Bank of America, N.A., as administrative agent, and the co-documentation agents and syndication agent listed therein (the “364-Day Credit Agreement”). The 364-Day Credit Agreement was scheduled to expire on October 8, 2026 and did not have an option to extend the term. The other material terms and conditions of the 364-Day Credit Agreement were substantially similar to the material terms and conditions of the Credit Agreement described above under Item 1.01.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 9.01             Financial Statements and Exhibits.

(d)                                 Exhibits.

10.28
Five-Year Credit Agreement, dated as of August 14, 2026, among Target Corporation, Bank of America, N.A., as Administrative Agent, Co-Syndication Agents and the Co-Documentation Agents listed therein, and the Banks listed therein.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGET CORPORATION

Date: August 14, 2026	By:	/s/ Grant B. McGee
Name: Grant B. McGee
Title: Executive Vice President and Chief Legal and Compliance Officer